Exhibit 3.1 (a)



                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SEACOR HOLDINGS, INC.


               SEACOR HOLDINGS, INC., a corporation duly incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 7, 1989 (the "Company"), desiring to integrate into a single instrument all the provisions of said Certificate of Incorporation now in effect and operative, and desiring further to amend said Certificate of Incorporation, hereby certifies as follows:

               Said Certificate of Incorporation is hereby restated, integrated and further amended to read in its entirety as follows:

                FIRST: The name of the Company is "SEACOR HOLDINGS, INC."

               SECOND: Its registered office in the State of Delaware is located at 710 Yorklyn Road, Hockessin, Delaware, County of New Castle. The registered agent for the Company is Registered Agents, Ltd., whose address is as stated above.



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                THIRD: The nature of business and purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the "DGCL").

                FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is 30,000,000 shares, consisting of

               (i) 10,000,000 shares of Preferred Stock, $.01 par value, and

               (ii) 20,000,000 shares of Common Stock, $.01 par value.

               Except as otherwise provided by law, the shares of capital stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

               Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this paragraph FOURTH. Each series of Preferred Stock shall be distinctly designated. The Board of Directors is hereby expressly granted authority to fix, in the resolution or



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resolutions providing for the issuance of a particular series of Preferred
Stock, the voting powers, if any, of each such series, and the designations, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by the Restated Certificate of Incorporation and the laws of the State of Delaware.

               Subject to the provisions of applicable law or of the Company's By-Laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, by this Restated Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock as aforesaid, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors of the Company and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock having voting power being entitled to one vote for each share of Common Stock registered in his or its name on the books, registers and/or accounts of the Company.



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               FIFTH: Any action required or permitted to be taken by the holders of the shares of Common Stock of the Company may be taken without a meeting if, but only if, a consent or consents in writing, setting forth the action as taken, are signed by the holders of not less than 66-2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of Common Stock entitled to vote thereon.

               Notwithstanding any other provisions of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may otherwise be specified by law), the affirmative vote of the holders of not less than 66-2/3% in voting power of the outstanding shares of Common Stock of the Company entitled to vote thereon shall be required to alter, amend, or repeal, or adopt any provisions inconsistent with this paragraph FIFTH.

               SIXTH: In addition to any affirmative vote required by law or this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be required by law), the affirmative vote of the holders of not less than 66-2/3% in voting power of the outstanding shares of the Common Stock of the Company entitled to vote thereon, shall be required for the approval or authorization of (i) any merger, consolidation or similar



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business combination transaction involving the Company, pursuant to which the
Company is not the surviving or resulting corporation and/or the shares of Common Stock of the Company are exchanged for or changed into other securities, cash or other property, or any combination thereof, (ii) the adoption of any plan or proposal for the liquidation, dissolution, winding up or reorganization of the Company, and (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole).

               SEVENTH: A director of the Company shall not be personally liable either to the Company or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director would be liable under Section 174 of Title 8 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither the amendment nor the



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repeal of this paragraph SEVENTH nor the adoption of any provision of this
Restated Certificate of Incorporation inconsistent with this paragraph SEVENTH shall eliminate or reduce the effect of this paragraph SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph SEVENTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

               EIGHTH:

               a.     Foreign Ownership of Stock, etc.

                      (1) Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, it is the policy of the Company that, consistent with applicable law, "Foreigners" (as hereinafter defined) shall not own (whether of record or beneficially) or "Control" (as hereinafter defined) in the aggregate more than the "Permitted Percentage" (as hereinafter defined) of the shares of any class of capital stock of the Company at any time outstanding, and the provisions contained in paragraphs b, c, and d of this paragraph EIGHTH shall apply to the extent necessary to prevent the loss by the Company (or any "Subsidiary" or "Controlled Person" (as hereinafter defined)) of, or to reinstate, its right to be a "U.S. Maritime Company" (as hereinafter defined).



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                      (2)    The Board of Directors (or any duly
constituted committee thereof) is specifically authorized to make all such reasonable determinations in accordance with applicable law and this Restated Certificate of Incorporation to implement the provisions of this Article Eighth prescribed below.

               b. Restrictions on Issuance and Transfer. Any purported issuance (including upon the exercise, conversion or exchange of any securities of the Company) or transfer of any shares of any class of capital stock of the Company that would result in the ownership by one or more Foreigners, in the aggregate, of a percentage of the shares of such class of capital stock in excess of the Permitted Percentage shall, to the fullest extent permitted by applicable law (including, without limitation, U.S. Maritime Law and the DGCL) and for so long as such excess exists, be ineffective as against the Company, and neither the Company nor its transfer agent shall register such purported transfer or issuance on the stock transfer records of the Company, and neither the Company nor its transfer agent shall be required to recognize the purported transferee or owner as a stockholder of the Company for any purpose whatsoever, except to the extent necessary to effect a further transfer to a person who is not a Foreigner and for purposes of



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effecting any remedy available to the Company, in each case consistent with the policy and provisions of this Article EIGHTH.

               c. No Voting Rights; Temporarily Withholding Payments of Dividends and Other Distributions. If on any date (including any record date) ownership by Foreigners (including ownership resulting from the exercise, conversion or exchange of securities of the Company), in the aggregate, of the outstanding capital stock of any class of the Company exceeds the Permitted Percentage, the Company shall determine in the manner prescribed below which shares owned by Foreigners constitute such excess (the "Excess Shares"), and the Excess Shares shall (so long as such excess exists) not have any voting rights, and the Company may (so long as such excess exists) temporarily withhold the payment of dividends and the sharing in any other distribution (upon liquidation or otherwise) in respect of the Excess Shares; provided, however, that any such dividend or distribution shall be set aside for payment to the owners of the Excess Shares when such excess no longer exists or such shares are no longer owned by Foreigners. The determination of those shares that constitute Excess Shares shall be made solely by reference to the date or dates on which such shares were acquired by Foreigners (which, in the event such shares were



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acquired upon the exercise, conversion or exchange of securities, shall be deemed to be the date of such exercise, conversion or exchange), starting with the most recent acquisition of shares of capital stock by a Foreigner and including, in reverse chronological order of acquisition, all other acquisitions of shares of capital stock by Foreigners from and after the acquisition of those shares of capital stock by a Foreigner that first caused the Permitted Percentage to be exceeded; provided, that, in the event that more than one Foreigner shall have acquired shares on a particular day which results in there being Excess Shares, then the aggregate Excess Shares so acquired on the same day shall be attributed to all such Foreigners on a pro rata basis in proportion to the respective number of shares purchased by each such Foreigner on such date. The determination by the Company as to those shares that constitute Excess Shares shall be determined by reference to bona fide records maintained by the Company's transfer agent and shall be conclusive and binding in all respects.

               d. Redemption of Stock. Excess Shares shall be subject to redemption by the Company (by action of the Board of Directors, in its discretion) to the extent necessary to reduce the aggregate number of shares of such capital stock



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owned by Foreigners to the Permitted Percentage.  The terms and conditions of such redemption shall be as follows:

                      (1) the per share redemption price to be paid for the Excess Shares shall be the sum of (A) the Fair Market Value of such shares of capital stock plus (b) an amount equal to the amount of any dividend or distribution declared in respect of such shares prior to the date on which such shares are called for redemption and which amount has been withheld by the Company pursuant to paragraph c. of this Article Eighth;

                      (2) the redemption price shall be paid either in cash (by bank or cashier's check) or by the issuance of Redemption Securities, as determined by the Board of Directors, in its discretion;

                      (3) the Excess Shares to be redeemed shall be selected in the same manner as provided in paragraph c. above and shall not exceed the number necessary to reduce the percentage of shares of capital stock owned by Foreigners, in the aggregate, to the Permitted Percentage; provide that the Company may adjust upward to the nearest whole share the number of shares to be redeemed so as not to be required to redeem or issue fractional shares; (4) written notice of the date of redemption (the "Redemption Date") together with a letter of



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transmittal to accompany certificates evidencing shares of stock which are surrendered for redemption shall be given either by hand delivery or by overnight courier service first class mail, postage prepaid, to each holder of record of the selected shares to be redeemed, at such holder's last known address as the same appears on the stock register of the Company (unless such notice is waived in writing by any such holders) (the "Redemption Notice");

                      (5)    the Redemption Date (for purposes of
determining right, title and interest in and to shares of capital stock being selected for redemption) shall be the later of (A) the date specified as the redemption date in the Redemption Notice given to record holders (which date shall not be earlier than the date such notice is given) or (B) the date on which the funds or Redemption Securities necessary to effect the redemption have been irrevocably deposited in trust for the benefit of such record holders;

                      (6) each Redemption Notice shall specify (A) the Redemption Date (as determined pursuant to clause (5) of this paragraph d.),
(B) the number of shares of capital stock to be redeemed from such holder (and the certificate number(s) evidencing such shares), (C) the Redemption Price and the manner of payment thereof, (D) the place were certificates for such shares are to be surrendered for



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cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates and the completion of the accompanying letter of transmittal; and
(F) the fact that all right, title and interest in respect of the shares so selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price;

                      (7)    from and after the Redemption Date, all
right, title and interest in respect of the shares selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate, such shares shall no longer be deemed to be outstanding (and may either be retired or held by the Company as treasury stock) and the owners of such shares shall thereafter be entitled only to receive the Redemption Price; and

                      (8)    upon surrender of the certificates for
any shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the owner of such shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such



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certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares not redeemed without cost to the holder thereof.

               e. Dual Stock Certificate System and Other Actions. To effectuate the provisions of this Article Eighth and to provide a method to enable the Company reasonably to determine stock ownership or Control by Foreigners and non-Foreigners, as the case may be, the Company and its duly authorized transfer agent shall institute a Dual Stock Certificate System and shall maintain its stock transfer records in a manner which permits the Company reasonably to determine the percentage of capital stock of each class of the Company owned or Controlled by Foreigners and owned or Controlled by Persons that are not Foreigners.

               Certificates evidencing shares of capital stock of any class of the Company shall be marked on their face as either "foreign" (i.e., foreign certificates) or "domestic" (i.e., domestic certificates), but shall, as to form, be identical in all other respects. Shares of capital stock of any class owned or Controlled by Foreigners shall be evidenced by foreign certificates, and shares of stock owned or Controlled by Persons that are not Foreigners shall be evidenced by domestic certificates. A certification (which



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may include as a part thereof a form of affidavit) upon which the Company and its transfer agent shall be entitled to rely conclusively shall be required to be submitted by each Person to whom or on whose behalf a certificate evidencing shares of capital stock of the Company is to be issued (whether upon transfer or original issuance) stating whether such Person or, if such Person is acting as custodian, nominee, purchaser representative or in any other capacity for an owner, whether such owner, is a Foreigner. Registration of transfer and issuance of certificates evidencing shares of capital stock shall be denied upon the refusal of any Person to furnish said certification. To the extent necessary to enable the Company to determine the percentage of the outstanding capital stock of any class owned or Controlled by Foreigners, or for the purpose of submitting any proof of citizenship required by applicable law or by contract with the United States government (or any agency or instrumentality thereof), the Company may require that record holders and owners of shares of stock confirm their citizenship (by submitting such documentary and other evidence thereof as the Company (or its transfer agent) may reasonably require or request) and may, in the discretion of the Board of Directors, temporarily withhold and deposit into escrow dividends payable to, any such record holder and



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owner until adequate confirmation of citizenship is received. The Board of
Directors is authorized to take all such other ministerial acts and to make such interpretations as it may deem necessary or advisable to effectuate the policy and provisions of this Article Eighth.

               f. Severability. Each provision of this Article EIGHTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article EIGHTH is held by a court or similar body of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article EIGHTH shall not be affected, and this Article EIGHTH shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained therein.

               g.     Definitions.

                      (1)    The term "Fair Market Value" shall mean
the average Market Price of one share of stock for the 30 consecutive trading days next preceding the date of determination. The "Market Price" for a particular day shall mean (i) the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange, Inc.



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("NYSE") composite tape; and (ii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE, as reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which the Common Stock is then listed or admitted to unlisted trading privileges; and (iii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or any national securities exchange, as included for quotation through the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System; and (iv) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or on any national securities exchange, and is not then included for quotation through the NASDAQ National Market System, (A) the average of the closing "bid" and "asked" prices on such day in the over-the-counter market as reported by NASDAQ or, (B) if "bid" and "asked" prices for the Common Stock on such day shall not have been reported on NASDAQ, the average of the "bid" and "asked" prices for such day as furnished by any NYSE member firm regularly making a market in and for the Common Stock.



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               If the Common Stock ceases to be publicly traded, the Fair Market
Value thereof shall mean the fair value of one share of Common Stock as determined in good faith by the Board of Directors, which determination shall be conclusive.

                      (2) "Subsidiary" shall mean any corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Company.

                      (3) "Foreigner" shall mean (a) any foreign government or the representative thereof; (b) any corporation whose president, chief executive officer (or equivalent position) or chairman of the board of directors, or Person authorized to act in the absence or disability of any of them, is a Foreigner, or of which more than a minority of its directors necessary to constitute a quorum are Foreigners; (c) any corporation, partnership or association which is not organized under the laws of the United States or of a state, territory, district or possession thereof; (d) any corporation of which a 25% or greater interest is owned beneficially or of record, or may be voted by, Persons who are Foreigners, or which by any other means whatsoever is Controlled by or in which Control is permitted to be exercised by Persons who are Foreigners; (e) any partnership, one or more of the general partners of which are Foreigners, or any partnership or association of



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which a 25% or greater interest is owned beneficially or of record by Persons who are Foreigners or which by any other means is Controlled by or in which Control is permitted to be exercised by Foreigners; (f) any other Person not a citizen of the United States as defined under applicable U.S. Maritime Law; or
(g) any Person who acts as representative of or fiduciary for any Person described in clauses (a) through (f) above.

                      (4) "Permitted Percentage" shall mean 22.5% of the outstanding shares of stock of any class of the Company; except that the Board of Directors may increase the foregoing percentage by not more than 1.5% in the event that the Board determines that a higher percentage is appropriate, in which case "Permitted Percentage" shall mean such percentage as so increased.

                      (5) "Person" shall mean a natural person, individual, partnership, corporation, joint venture, unincorporated business association, trust or other entity.

                      (6) "Redemption Securities" shall mean interest bearing promissory notes of the Company with a maturity of not more than 10 years from the date of issue and bearing interest and having such other payment terms designed to ensure, in the Company's determination, that the discounted present value of such promissory notes at the



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date of issuance is substantially equivalent to the Redemption Price as if paid in cash.

                      (7) "Control" (including all correlative derivations and uses of such term) shall mean the possession, directly or indirectly, of the power to vote with respect to, or direct or cause the direction of the management and policies of, a Person, whether through the ownership of securities, by contract or by any other means.

                      (8) "Controlled Person" means any Person of which the Company or any Subsidiary, directly or indirectly, owns or Controls an interest in excess of 25%.

                      (9) "U.S. Maritime Company" means any corporation or other entity which, directly or indirectly, (i) owns or operates vessels in the United States coastwise trade, inter-coastal trade, or non-contiguous domestic trade,
(ii) owns, charters, subcharters, or leases any vessel of which the costs of construction, renovation, or reconstruction have been financed, in whole or in part, by obligations insured, guaranteed or assumed under Title XI of the Merchant Marine Act, 1936, as amended, (iii) conducts any activity, takes any action, or receives any benefit that would be adversely affected under any provision of the United States maritime, shipping, or vessel documentation laws because of the ownership by Foreigners of its stock, or



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(iv) maintains a Capital Construction Fund under the provisions of Section 607 of the Merchant Marine Act, 1936, as amended.

                      (10) "U.S. Maritime Law" means the Merchant Marine Act, 1920, as amended, the Shipping Act, 1916, as amended, the Merchant Marine Act, 1936, as amended, and such other United States maritime, shipping and vessel documentation laws, and any successor statutes thereto, requiring or relating to the ownership or control by United States citizens of any class of capital stock of the Company, together with the rules and regulations promulgated thereunder and the practices of the governmental agencies enforcing, administering and interpreting such laws, rules and regulations, all as the same may be hereinafter amended or modified from time to time.

               NINTH: The Board of Directors is expressly authorized to amend, alter, change, adopt or repeal the By- Laws of the Company.

               This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of sections 242 and 245 of the DGCL, and has been duly adopted by written consent of the stockholders of the Company in accordance with the provisions of Section 228(a) of the DGCL. Written notice of the filing of this Restated



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Certificate of Incorporation has been given to each nonconsenting stockholder in accordance with Section 228(d) of the DGCL.

               IN WITNESS WHEREOF, SEACOR Holdings, Inc., has caused its corporate seal to be hereunto affixed and this certificate to be signed by Charles Fabrikant, its Chairman of Board of Directors, President and Chief Executive Officer, and attested to by Randall Blank, its Executive Vice President, Chief Financial Officer and Secretary, on this 7th day of December, 1992.



                              SEACOR HOLDINGS, INC.



                                    By:  /s/ Charles Fabrikant
                                        ----------------------------------
                                    Name:   Charles Fabrikant
                                    Title:  Chairman of the Board of
                                               Directors, Chief Executive
                                               Officer and President

Attest:


/s/ Randall Blank
-------------------------------
Secretary



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